EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to use in this Pre-Effective Amendment No. 1 to Registration Statement (No. 333-155800) on Form S-1 of The Frontier Fund of our report dated March 23, 2009 relating to our audits of the financial statements of Balanced Series, Winton Series, Currency Series, Campbell/Graham/Tiverton Series (formerly Campbell/Graham Series), Winton/Graham Series (formerly Graham Series), Long Only Commodity Series, Long/Short Commodity Series and the Managed Futures Index Series of The Frontier Fund (collectively, the “Trust”), appearing in the Prospectus, which is a part of such Registration Statement.

We also consent to the reference to our firm under the captions “Independent Registered Public Accounting Firms” and “Experts” in such Prospectus.

/s/    McGladrey & Pullen, LLP

Denver, Colorado

April 21, 2009